Exhibit 99.1

11730 Plaza America, Suite 700

Reston, VA 20190

News Release

Investor Contact	Media Contact
Lawrence Delaney, Jr.	Joelle Shreves
Investor Relations Counsel	Director of Marketing & Corporate Communications
(714) 734-5142	(703) 707-6904

NCI Announces Executive Management Changes Effective October 1, 2015

•	Chairman & CEO Charles K. Narang stepping down as CEO, to remain chairman;

•	Brian J. Clark to be named CEO; and

•	Company exploring strategic initiatives to enhance shareholder value.

RESTON, VA, July 29, 2015 – NCI, Inc. (NASDAQ: NCIT), a leading provider of information technology (IT) and professional services and solutions to U.S. Federal Government agencies, announced today that Chairman and CEO Charles K. Narang will step down as CEO effective October 1, 2015, and will transition to non-executive chairman. The board of directors will name Brian J. Clark president and CEO at its next scheduled meeting to be held July 30, 2015.

Narang founded NCI in 1989, serving as chairman and CEO since that time. Under Narang’s leadership, NCI became a publicly-traded company in 2005 and has grown to 1,800 employees working in more than 100 locations around the world.

Narang commented on the transition: “This is a momentous move for the company. Since founding NCI more than 25 years ago, we have enjoyed times of tremendous growth. We also have endured lean years because of tight budgets, government shutdowns and procurement challenges. I will continue to stay connected to this great company as chairman of the board, although I will hand the day-to-day operations of NCI over to Brian. I am confident that under Brian’s leadership, NCI will grow and succeed. This company’s best days still lie ahead.”

Clark, 44, has been president of NCI since January 2012 and was elected to NCI’s board of directors in February 2012. From April 2011 until December 2011, he served as executive vice president, chief financial officer and treasurer. Mr. Clark previously served as the executive vice president, chief financial officer and treasurer of Stanley, Inc., a publicly-traded provider of IT services and solutions to U.S. defense, intelligence and federal civilian government agencies, from 2006 until 2010 when Stanley was acquired by CGI Group. Prior to joining Stanley, he held various executive positions at Titan Corporation from 2001 to 2006, including vice president and corporate controller. He also served as Titan’s Vice President of Strategic Transactions where he managed the company’s mergers and acquisitions program, as well as divestitures, equity joint ventures and other strategic transactions.

“I am honored and very excited to take on this new challenge and opportunity. I am proud of what we have accomplished, particularly in improving profitability while restructuring and investing in growth initiatives,” said Clark. “We remain confident in NCI’s future prospects and we have the capital, liquidity and the right team in place to execute our existing business plan.

“At the same time, we also intend to explore new strategic avenues for the company that could accelerate the realization of value for our stockholders as we await the award of meaningful new business opportunities. These include acquisitions and other options. We expect to update everyone on our progress when appropriate.”

About NCI, Inc.:

NCI is a leading provider of enterprise solutions and services to U.S. defense, intelligence, health care and civilian government agencies. The company has the expertise and proven track record to solve its customers’ most important and complex mission challenges through technology and innovation. NCI’s team of highly skilled professionals focuses on delivering cost-effective solutions and services in the areas of agile software application and systems development/integration; cybersecurity and information assurance; engineering and logistics support; enterprise information management and advanced analytics; cloud computing and IT infrastructure optimization; health IT and medical support; IT service management; and modeling, simulation and training. Headquartered in Reston, Virginia, NCI has more than 1,800 employees operating at more than 100 locations worldwide. NCI: Trust. Integrity. Performance. For more information, visit www.nciinc.com or email investor@nciinc.com. Like us on Facebook and follow us on Twitter (@nciinc_) and LinkedIn.

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the Company’s expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect NCI’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in NCI’s filings with the Securities and Exchange Commission.

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